EXHIBIT 10.32

OMNIBUS AMENDMENT TO

AWARDS GRANTED UNDER THE

BERRY PLASTICS GROUP, INC. 2012 LONG-TERM INCENTIVE PLAN

    This Omnibus Amendment (this “Amendment”) to the Award Agreements (as defined in the Berry Plastics Group, Inc. (the “Company”) 2012 Long-Term Incentive Plan (the “Plan”) with an effective date prior to the date hereof is adopted effective as of August 1, 2013 by the Committee (as defined in the Plan).  All capitalized terms used without definition herein shall have the meanings ascribed to such terms in the Plan.

    WHEREAS, the Company has granted Awards to certain employees, officers, consultants and directors of the Company and its Subsidiaries;

    WHEREAS, each such Award is evidenced by an Award Agreement entered into by and between the Company and the Participant to whom such Award was granted;

    WHEREAS, pursuant to resolutions dated as of July 24, 2013, the Committee has approved certain amendments to the terms and conditions of the Awards (the “Award Amendments”); and

    WHEREAS, the Committee desires to amend the Award Agreements evidencing Awards that are outstanding as of the date hereof under the Plan (the “Outstanding Award Agreements”) to reflect the Award Amendments.

    NOW, THEREFORE, pursuant to Section 11(c) of the Plan, each Outstanding Award Agreement is amended as and to the extent described below:

1.	Termination of Options. The first sentence of Section 6.1 of each Outstanding Award Agreement is amended and restated as follows:

Subject to Section 7, if the employment of the Optionee is terminated for any reason other than for Cause, the death, Disability, or Retirement of the Optionee, or other than by reason of the voluntary termination of employment by the Optionee, the Option shall become vested with respect to an additional 5% of the total Shares subject to the Option for each full three month period that has elapsed from the last vesting date through the date of such termination.

2.	Death and Disability. Section 6.2 of each Outstanding Award Agreement is amended and restated in its entirety as follows:

If the employment of the Optionee is terminated by reason of the death of the Optionee or by the Company (or its applicable Subsidiary) by reason of the Disability of the Optionee, the Option shall become immediately vested and exercisable with respect to all Shares subject to the Option.  If the employment of the Optionee is terminated under the circumstances described in this Section 6.2, the Option shall remain exercisable through the first anniversary of such termination of employment (or, if (i) earlier or (ii) such death occurs following the Optionee’s termination by reason of Retirement, the expiration of the period set forth in Section 3), after which time the Option shall automatically terminate in full.

3.	Retirement. A new Section 6.4 is added to each Outstanding Award Agreement as follows:

If the employment of the Optionee is terminated by reason of the Retirement of the Optionee, the Option shall continue to vest in accordance with Section 4; provided that, upon a subsequent death of the Optionee prior to the final scheduled vesting date, the Option shall become immediately vested and exercisable with respect to all Shares subject to the Option.  If the employment of the Optionee is terminated under the circumstances described in this Section 6.4, the Option shall remain exercisable through expiration of the period set forth in Section 3.

4.	Effect of a Change in Control. The first sentence of Section 7 of each Outstanding Award Agreement is amended and restated as follows:

If the employment of the Optionee is terminated by the Company (or its applicable Subsidiary) for any reason other than for Cause or Disability, at any time following a Change in Control, the Option shall become vested and exercisable with respect to an additional 40% of the total Shares subject to the Option (e.g., if, immediately prior to such termination, 40% of the total Shares subject to the Option are vested, then following such termination, 80% of the total Shares subject to the Option will have vested, it being understood, for the avoidance of doubt, that the maximum aggregate number of Shares eligible to vest shall be the number of Shares set forth in Section 1.1 of this Agreement).

5.
Miscellaneous.  Except as expressly amended hereby, the terms and conditions of each Outstanding Award Agreement shall remain in full force and effect.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.